Exhibit 10.70

CONFIDENTIALITY AND NON-COMPETE AGREEMENT
In consideration of the commencement of my employment as National Vice President of Sales at StoneMor GP LLC (“StoneMor” or “Company”), the General Partner of StoneMor Partners, L.P., as described in my offer letter, and the other consideration as described in more detail below, the receipt and sufficiency of which I hereby acknowledge, and intending to be legally bound hereby, I, Dina Kelly, state and agree as follows:
1.Business. StoneMor GP LLC, its parents, affiliates, subsidiaries, divisions, and related companies or entities, and their respective predecessors, successors and assigns, now existing or hereafter created, (collectively referred to herein as “StoneMor”), are engaged in the deathcare industry and provide a broad scope of products and services through the ownership, development, and operation of cemeteries and funeral homes (the “Business”):
a.    StoneMor invests substantial time, money, and effort, on an ongoing basis, to train its employees with specialized skills and knowledge unique to StoneMor and its Business, to develop products and services for the Business, to maintain and expand its customer base, and to improve and develop its products and services;
b.    From the outset of and during my employment with StoneMor, I will have access to, receive, learn, develop and/or conceive information that is proprietary and/or confidential to StoneMor;
c.    This information must be kept in strict confidence to protect StoneMor’s Business and maintain its competitive position in the marketplace, and this information would be useful to StoneMor’s existing and potential competitors for indefinite periods of time;
d.    From the outset of and during my employment with StoneMor, I will have access to and will be required to develop, maintain, and/or supervise technology, products and customer relationships and intellectual property that are valuable to StoneMor and which it has a legitimate interest in protecting;
e.    StoneMor would be irreparably harmed by my subsequent work with, for or as a competitor of StoneMor, due to the possibility that there would be inadvertent or other disclosures of StoneMor’s proprietary and/or confidential information or that there would be improper interference with its valuable customer relationships and goodwill;
f.    The commencement of my employment with StoneMor is adequate consideration for signing this Confidentiality and Non-Compete Agreement (the “Agreement”);
g.    The restrictions in this Agreement are reasonable and necessary to protect StoneMor’s legitimate business interests;
h.    The post-termination restrictions set forth in this Agreement shall apply regardless of whether my employment is terminated with or without cause and regardless of whether the termination was initiated by me or by StoneMor; and
i.    The post-termination restrictions set forth in this Agreement may limit, but do not prohibit, me from earning a satisfactory livelihood.

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2.Covenants.
a.    No Solicitation. During my employment with StoneMor and for a period of two (2) years thereafter, I will not, directly or indirectly: (i) solicit, entice, persuade or induce any employee, director, officer, associate, consultant, agent or independent contractor of the Company to terminate his or her employment or engagement by the Company to become employed or engaged in competition with the Company by any person, firm, corporation or other business enterprise other than a member of the Company, except in furtherance of my responsibility during my employment with StoneMor; or (ii) authorize or assist in the taking of such action by any third party. For purposes of this Section 2.a, the terms “employee,” “director,” “officer,” “associate,” “consultant,” “agent,” and “independent contractor” shall include any person with such status at any time during my employment and for one year following my termination of employment.
b.    No Competition. During my employment with StoneMor and for a period of one (1) year thereafter, I will not, directly or indirectly, engage, participate, make any financial investment in, or become employed by or render advisory or other services to or for any person, firm, corporation or other business enterprise (the “Competing Enterprise”) which is engaged, directly or indirectly, during the period of my employment or at the time of the termination of my employment, as the case may be, in any Business of the type and character engaged in or competitive with that conducted by the Company in any state or marketing area in which the Company is doing business or is qualified to do business.
c.    Confidentiality. During my employment and thereafter without limit as to time, I will not (other than in the regular course and in furtherance of the Company’s business) divulge, furnish or make available to any person any knowledge or information with respect to the business or affairs of the Company which is confidential, including, without limitation, “know-how,” trade secrets, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition or disposition plans, new personnel employment plans, methods, technical processes, designs and design projects, inventions and research projects and financial budgets and forecasts of the Company except (1) information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by the Company not permitted hereunder, and (2) when required to do so by a court of competent jurisdiction, by any governmental agency or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order me to divulge, disclose or make accessible such information. All memoranda, notes, lists, records, electronically stored data, recordings or videotapes and other documents (and all copies thereof) made or compiled by me or made available to me (whether during my employment by the Company or by any predecessor thereof) concerning the business of the Company or any predecessor thereof shall be the property of the Company and shall be delivered to the Company promptly upon the termination of my employment.
d.    Nondisclosure. Except as set forth in Schedule A (attached hereto), I shall not disclose or utilize in my work with the Company any Intellectual Property or secret or confidential information of others (including any prior employers), or any Intellectual Property, inventions or innovations of my own which are not included within the scope of this agreement (collectively, “Prior Inventions”). For the purposes of this Agreement, “Intellectual Property” shall include, but shall not be limited to, ideas, inventions, methods, know-how, discoveries, processes, works of authorship, designs, analyses, drawings, reports, trademarks, service marks, slogans, logos, trade dress, technical, business, sales, operations and computer software

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innovations. If disclosure of any Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I should not list such Prior Inventions in Schedule A, but I should only disclose a cursory name for each such Prior Invention, listing of the party/ies to which it belongs and the fact that full disclosure as to such Prior Inventions has not been made for that reason. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a StoneMor service, product or process, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any StoneMor service, product or process without the Company’s prior written consent and I represent that I have the right to provide all such Prior Inventions.
e.    Employee Innovation. I acknowledge that all developments, including, without limitation, inventions, patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings that alone or jointly with others I may conceive, make, develop or acquire during my employment by the Company and any predecessor thereof (collectively, the “Developments”), are and shall remain the sole and exclusive property of the Company and I hereby assigns to the Company all of my right, title and interest in all such Developments. I shall promptly and fully disclose all future Developments to the Company’s Board, and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence, and take all other actions that are necessary or desirable in the reasonable opinion of the Company’s counsel, to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary.
f.    Remedies. I acknowledge that the services to be rendered by me are of a special, unique and extraordinary character and, in connection with such services, I will have access to and be furnished with confidential information vital to the Company’s business and that irreparable injury would be sustained by the Company in the event of my breach of any of the covenants contained in this Section 2, which injury could not be remedied adequately by the recovery of damages in an action at law. Accordingly, I agree that, upon a breach or threatened breach by me of any of such covenants, the Company shall be entitled, in addition to and not in lieu of any and all other remedies, to an injunction to be issued by any court of competent jurisdiction restraining the commission or continuance of any such breach or threatened breach upon minimal bond, with or without surety, and that such an injunction will not work an undue hardship on me. I acknowledge that the covenant periods set forth in this Section shall be extended by the period of any breach by me. Further, any proven breach by me shall result in the forfeiture of any remaining payments of benefits due to me hereunder.
g.    Survival. The provisions of this Section 2 shall survive the termination of this Agreement, without regard to the reasons therefore.

3.Severability and Reformation. If any court determines that any of the provisions of this Agreement is invalid or unenforceable, the remainder of such provisions shall not thereby be

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affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Agreement, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.
4.Waiver. A decision by StoneMor or any third-party beneficiary to enforce certain breaches of this Agreement but not others shall not be construed as a waiver of any possible remedy that StoneMor or any third-party beneficiary has for my breach of this Agreement regardless of any claims that I may have against StoneMor.
5.Modification; Termination. This Agreement may not be modified or terminated, in whole or part, except in writing signed by an authorized representative of StoneMor.
6.Choice of Law and Forum. This Agreement will be governed by Pennsylvania law applicable to contracts entered into and performed in Pennsylvania. I agree that this Agreement shall exclusively be enforced by any federal or state court of competent jurisdiction in the Commonwealth of Pennsylvania and hereby consent to the personal jurisdiction of these courts.
7.Assignment. I agree that StoneMor may assign part or all of this Agreement to any direct or indirect parent, affiliate, subsidiary, division, related company or entity of StoneMor and to any transferee of substantially all of the assets of StoneMor and that any assignee shall have the same rights as StoneMor. I understand that I have no rights to assign this Agreement.
8.No Other Agreements or Obligations. I represent that, except as stated below, I have not signed any non-competition or other contract that prohibits me from being employed by StoneMor or assigning my works and ideas to StoneMor.

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I INTEND TO BE LEGALLY BOUND BY THIS AGREEMENT:

Date: __8/3/16______________ Date: ____________________	Dina Kelly: __/s/ Dina S. Kelly_______________________ Dina Kelly STONEMOR GP LLC By: _______________________________________ Name: Title:

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SCHEDULE A
Employee Innovation and Non-Disclosure Agreement
I have set forth herein all such ideas, inventions, methods, know-how, discoveries, processes, works of authorship, designs, analyses, drawings, reports, trademarks, service marks, slogans, logos, trade dress, technical, business, sales, operations, computer software innovations, trade secrets and all other Intellectual Property which are not included within the scope of this Agreement, or a short summary of anything that cannot be listed, and I have disclosed in writing to StoneMor on or before the date of this Agreement the title or identifying criteria, and a full description, of each such item, including, without limitation, the state of completion of each such item, and whether and the extent to which each item is the subject of a trademark, service mark, or copyright application or registration, or a patent application or patent. I understand and agree that no such ideas, inventions, methods, know-how, discoveries, processes, works of authorship, designs, analyses, drawings, reports, trademarks, service marks, slogans, logos, trade dress, or technical, business, sales, operations, clinical, computer software innovations, trade secrets or other Intellectual Property will be excluded from the scope of this Agreement except to the extent disclosed and described below.

Date: __8/3/16______________ Date: __8/15/16_____________	DINA KELLY: __/s/ Dina S. Kelly_______________________ Dina Kelly STONEMOR GP LLC By: _/s/ Marquand Brown_________________ Name: Marquand Brown Title: Director, HR

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